EXHIBIT 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
Joe Gerardi	Jennifer Beugelmans/Doug Sherk	Steve DiMattia
(800) 772-6446 x1115	(646) 201-5447	(646) 201-5445
jgerardi@AngioDynamics.com	jbeugelmans@evcgroup.com	sdimattia@evcgroup.com
dsherk@evcgroup.com

ANGIODYNAMICS TO APPEAL PATENT INFRINGEMENT VERDICT

QUEENSBURY, N.Y. March 28, 2007—AngioDynamics, Inc. (NASDAQ: ANGO), announced it will act to set aside, and if necessary, will appeal the jury verdict returned in favor of Diomed, Inc. in a trial for patent infringement brought in the Federal District Court in Boston, Massachusetts. The jury found infringement was not willful.

Today's jury verdict arises from a lawsuit filed by Diomed in January 2004, asserting infringement of U.S. patent No. 6,398,777 by AngioDynamics' VenaCure(R) product line, a laser system used for the treatment of severe varicose veins. In conjunction with the verdict, Diomed was awarded compensatory monetary damages in the amount of $8.36 million.

"AngioDynamics strongly disagrees with the verdict reached by the jury today and we will immediately ask the court to overturn it and, if necessary, appeal the decision," said Eamonn P. Hobbs, AngioDynamics' chief executive officer. "We firmly believe our VenaCure procedure falls outside the scope of the Diomed patent, and are confident this will be established through the court's review of the verdict or the appeal process."

AngioDynamics will be filing its motion to overturn the verdict within 10 days, and, if denied, an appeal will be promptly filed in the U.S. Court of Appeals for the Federal Circuit in Washington, D.C.

AngioDynamics noted that, regardless of the final outcome of the lawsuit, the Company anticipates that it will be fully indemnified pursuant to the terms of the Company's supply and distribution agreement with its laser system sub-supplier.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.